Exhibit 99.2

                    CERTIFICATION OF CHIEF FINANCIAL OFFICER
       PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION
                      906 OF THE SARBANES-OXLEY ACT OF 2002

      I, Terri Lyn Harris certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Annual Report of WorldWater Corp. on Form 10-KSB/A for the annual period ended December 31, 2001 fully complies with the requirements of Section 13(a) and 15(d) of the Securities and Exchange Act of 1934 and that information contained in such Annual Report on Form 10-KSB/A fairly presents in all material respects the financial condition and results of operation of WorldWater Corp.

      By: /s/Terri Lyn Harris
          -------------------
      Name:  Terri Lyn Harris
      Title:  Chief Financial Officer

                        WORLDWATER CORP. AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 2001 and 2000

                        WORLDWATER CORP. AND SUBSIDIARIES

                           December 31, 2001 and 2000

                                Table of Contents

                                                                            Page
                                                                            ----

Independent Auditors' Report                                                 F-2

Financial Statements:

    Consolidated Balance Sheets                                              F-3

    Consolidated Statements of Operations                                    F-4

    Consolidated Statements of Stockholders' Deficiency                      F-5

    Consolidated Statements of Cash Flows                                    F-6

    Notes to Consolidated Financial Statements                        F-7 - F-25

To The Board of Directors and Shareholders,
WorldWater Corp:

We have audited the accompanying consolidated balance sheets of WorldWater Corp. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WorldWater Corp. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19 to the financial statements, certain errors in recording the induced conversion of convertible debt and the accounting of warrants, was discovered by management of the Company during the year. Accordingly, the 2001 financial statements have been restated to correct the error.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters and future operations are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Civale, Silvestri,  Alfieri, Martin & Higgins, LLC
Mercerville, New Jersey
April 13, 2002, except for notes 12 and 19
as to which the date is June 2, 2003

                        WORLDWATER CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000
                            (Restated, see Note 19)

       Assets                                                                                            2001               2000
                                                                                                         ----               ----
                                                                                                      (Restated)
Current Assets:
    Cash                                                                                            $     18,115       $     67,229
    Accounts receivable, net of allowance for doubtful
        accounts of $3,760 in 2001 and $10,000 in 2000                                                    53,634            106,313
    Inventory                                                                                             55,118             88,707
    Prepaid expenses                                                                                      15,746              6,654
                                                                                                    ------------       ------------
       Total Current Assets                                                                              142,613            268,903
    Equipment and leasehold improvements, Net                                                            117,698            158,123
    Deposits                                                                                               4,773             14,273
                                                                                                    ------------       ------------
       Total Assets                                                                                 $    265,084       $    441,299
                                                                                                    ============       ============

       Liabilities and Stockholders' (Deficiency)

Current Liabilities:
    Line of Credit                                                                                  $         --       $     50,388
    Notes payable                                                                                        167,000              7,000
    Notes payable, related parties                                                                        81,500             41,000
    Current maturities of long-term debt                                                                 177,199            163,480
    Accounts payable                                                                                     325,477            161,040
    Accrued interest                                                                                     113,867             89,842
    Accrued salaries                                                                                     143,393            118,950
    Accrued payroll taxes                                                                                122,362             18,630
    Customer deposits                                                                                         --             14,446
    Other accrued expenses                                                                                12,968             10,089
                                                                                                    ------------       ------------
       Total Current Liabilities                                                                       1,143,766            674,865
    Long-term debt                                                                                        61,270             20,480
                                                                                                    ------------       ------------
       Total Liabilities                                                                               1,205,036            695,345
                                                                                                    ------------       ------------
Stockholders' (Deficiency):
    Preferred Stock 7% Convertible,$.01 par value; authorized 10,000,000; issued and outstanding at December 31, 2001:
          Series A  66,667 shares, liquidation preference $60,000                                            667             11,111
          Series B  611,111 shares liquidation preference $550,000                                         6,111              6,111
    Common stock, $.001 par value; authorized 50,000,000;
       issued and outstanding 40,761,489 and 32,330,811
       shares at December 31, 2001 and 2000, respectively                                                 40,761             32,331
    Additional paid-in capital                                                                        12,665,929         10,844,423
    Accumulated other comprehensive expense                                                              (10,641)                --
    Accumulated deficit                                                                              (13,642,779)       (11,148,022)
                                                                                                    ------------       ------------
       Total Stockholders' (Deficiency)                                                                 (939,952)          (254,046)
                                                                                                    ------------       ------------
       Total Liabilities and Stockholders' (Deficiency)                                             $    265,084       $    441,299
                                                                                                    ============       ============

      The Notes to Consolidated Financial Statements are an integral part of these statements.

                        WORLDWATER CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   For the years ended December 2001 and 2000
                            (Restated, see Note 19)

                                                                                                 2001                      2000
                                                                                                 ----                      ----
                                                                                              (Restated)
Revenue:
    Equipment sales                                                                          $    118,212              $    159,025
    Service                                                                                       122,833                   120,506
                                                                                             ------------              ------------
        Total Revenue                                                                             241,045                   279,531
                                                                                             ------------              ------------
Cost of Goods Sold                                                                                181,526                   247,710
                                                                                             ------------              ------------
Gross Profit                                                                                       59,519                    31,821
                                                                                             ------------              ------------
Operating Expenses:
    Research and development expense                                                              302,332                   390,357
    Marketing, general and administrative expenses                                              1,305,052                 1,600,285
                                                                                             ------------              ------------
        Total Expenses                                                                          1,607,384                 1,990,642
                                                                                             ------------              ------------
Loss from Operations                                                                           (1,547,865)               (1,958,821)
                                                                                             ------------              ------------
Other Expense (Income)
    Interest expense (income), net                                                                214,400                    24,017
                                                                                             ------------              ------------
        Total Other Expense (Income), Net                                                         214,400                    24,017
                                                                                             ------------              ------------
Net loss before income taxes and extraordinary item                                            (1,762,265)               (1,982,838)
Benefit for sale of NJ net operating losses                                                       145,148                   163,887
                                                                                             ------------              ------------
Net loss before extraordinary item                                                             (1,617,117)               (1,818,951)
Extraordinary Item

    Gain on extinguishment of debt                                                                     --                   114,772
                                                                                             ------------              ------------
Net loss                                                                                       (1,617,117)               (1,704,179)
  Accretion of preferred stock dividends                                                         (877,640)                       --
                                                                                             ------------              ------------

Net Loss Applicable to Common Shareholders                                                   $ (2,494,757)             $ (1,704,179)
                                                                                             ============              ============

Net Loss Applicable per Common Share:
     Basic                                                                                   $      (0.07)             $      (0.06)
                                                                                             ============              ============
     Diluted                                                                                 $      (0.07)             $      (0.06)
                                                                                             ============              ============

Shares used in Per Share Calculation:
     Basic                                                                                     33,832,459                30,783,796
                                                                                             ============              ============
     Diluted                                                                                   33,832,459                30,783,796
                                                                                             ============              ============

      The Notes to Consolidated Financial Statements are an integral part of these statements.

                        WORLDWATER CORP. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                 For the years ended December 31, 2001 and 2000
                            (Restated, see Note 19)

                                                                                         Additional     Additional
                                                                                          Paid-In        Paid-In
                                             Common Stock           Preferred Stock       Capital        Capital        Accumulated
                                          Shares    Par Value      Shares   Par Value     (Common)      (Preferred)       Deficit
                                          ------    ---------      ------   ---------     --------      -----------       -------

Balance, December 31, 1999              27,125,854   $27,126          --          --    $  7,628,467    $         0     ($9,443,843)
Issuance of preferred stock
  for cash - Series A                                          1,111,055      11,111              --        988,839              --
Issuance of preferred stock
  for cash - Series B                                            611,111       6,111              --        543,889              --
Private placement issuance
  costs                                         --        --          --          --         (10,000)      (150,000)             --
Issuance of common stock
  for cash                               1,000,000     1,000          --          --         199,000             --              --
Issuance of common stock
  for warrants exercised                 1,023,667     1,024          --          --         464,117             --              --
Debt and accrued interest
  converted to common stock              2,757,385     2,757          --          --       1,103,745             --              --
Issuance of common stock
  for services                              28,340        28          --          --          23,993             --              --
Issuance of common stock
  for options                              338,065       338          --          --          39,423             --              --
Issuance of options for
  services                                      --        --          --          --          12,950             --              --
Issuance of common stock
  for WorldWater Inc. shares                57,500        58          --          --              --             --              --
Net loss                                        --        --          --          --              --             --      (1,704,179)
                                       -----------   -------  ----------   ---------    ------------    -----------    ------------
Balance, December 31, 2000              32,330,811    32,331   1,722,166      17,222       9,461,695      1,382,728     (11,148,022)
                                       ===========   =======  ==========   =========    ============    ===========    ============
Conversion of preferred stock
   - Series A                            4,419,778     4,420  (1,111,055)    (11,111)        995,530       (988,839)             --
   - Accretion of dividends                     --        --          --          --         827,473         50,167        (877,640)
Issuance of preferred stock
  for service - Series A                                          66,667         667              --         59,333              --
Private placement issuance
  costs                                         --        --          --          --        (112,720)            --              --
Issuance of common stock
  for cash                               2,456,000     2,455          --          --         486,978             --              --
Issuance of common stock
  for warrants exercised                   270,750       271          --          --          78,729             --              --
Issuance of common stock
  for services                             886,000       886          --          --         157,750             --              --
Issuance of common stock
  for options exercised                    398,150       398          --          --         122,210             --              --
Warrants granted for financing and
  consulting services                           --        --          --          --         144,895             --              --
Comprehensive loss:
  Net loss                                      --        --          --          --              --             --      (1,617,117)
Other comprehensive expense -
  Currency translation adjustment               --        --          --          --              --             --              --

Total comprehensive loss


                                       -----------   -------  ----------   ---------    ------------    -----------    ------------
Balance, December 31, 2001 (Restated)   40,761,489   $40,761     677,778   $   6,778    $ 12,162,540    $   503,389    ($13,642,779)
                                       ===========   =======  ==========   =========    ============    ===========    ============

                                            Accumulated
                                               Other
                                           Comprehensive
                                           Income (Loss)         Total
                                           -------------         -----

Balance, December 31, 1999                    $      0       ($1,788,250)
Issuance of preferred stock
  for cash - Series A                               --           999,950
Issuance of preferred stock
  for cash - Series B                               --           550,000
Private placement issuance
  costs                                             --          (160,000)
Issuance of common stock
  for cash                                          --           200,000
Issuance of common stock
  for warrants exercised                            --           465,141
Debt and accrued interest
  converted to common stock                         --         1,106,502
Issuance of common stock
  for services                                      --            24,021
Issuance of common stock
  for options                                       --            39,761
Issuance of options for
  services                                          --            12,950
Issuance of common stock
  for WorldWater Inc. shares                        58
Net loss                                            --        (1,704,179)
                                              --------       -----------
Balance, December 31, 2000                          --          (254,046)
                                              ========       ===========
Conversion of preferred stock
   - Series A                                       --                --
   - Accretion of dividends                         --                --
Issuance of preferred stock
  for service - Series A                            --            60,000
Private placement issuance
  costs                                             --          (112,720)
Issuance of common stock
  for cash                                          --           489,433
Issuance of common stock
  for warrants exercised                            --            79,000
Issuance of common stock
  for services                                      --           158,636
Issuance of common stock
  for options exercised                             --           122,608
Warrants granted for financing and
  consulting services                               --           144,895
Comprehensive loss:
  Net loss                                          --        (1,617,117)
Other comprehensive expense -
  Currency translation adjustment              (10,641)          (10,641)
                                                             -----------
Total comprehensive loss                                      (1,627,758)
                                                             -----------
                                              --------       -----------
Balance, December 31, 2001 (Restated)         $(10,641)      ($  939,952)
                                              ========       ===========

      The Notes to Consolidated Financial Statements are an integral part of these statements.

                        WORLDWATER CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 For the years ended December 31, 2001 and 2000
                            (Restated, see Note 19)

                                                                                                      2001                 2000
                                                                                                      ----                 ----
                                                                                                    (Restated)
Cash Flows from Operating Activities:
    Net loss                                                                                       $(1,617,117)         $(1,704,179)
    Adjustments to reconcile net loss to
       net cash used in operating activities:
           Non-cash compensation expense related to warrants issued                                     13,417                   --
           Amortization of interest expense                                                            131,478                   --
           Issuance of options for service and interest                                                 78,250               12,950
           Issuance of stock for service                                                                60,000               24,021
           Depreciation                                                                                 45,048               36,077
           Bad debts                                                                                    (6,240)              10,000
           Changes in assets and liabilities:
               Accounts receivable                                                                      58,919               45,748
               Inventory                                                                                33,589               (7,170)
               Prepaid expenses                                                                         (9,092)              (6,154)
               Accounts payable                                                                        164,437             (248,622)
               Accrued payroll taxes                                                                   106,611                   --
               Customer deposits                                                                         9,500               (5,889)
               Accrued interest                                                                         24,025               18,042
               Accrued salaries                                                                         24,443              (72,550)
                                                                                                   -----------          -----------
                   Net Cash (Used in) Operating Activities                                            (882,732)          (1,897,726)
                                                                                                   -----------          -----------

Cash Flows from Investing Activities:
    Purchase of equipment and leasehold improvements                                                    (4,623)            (156,413)
    Decrease (increase) in deposits                                                                    (14,446)              (5,889)
                                                                                                   -----------          -----------
                   Net Cash Provided by (Used in) Investing Activities                                 (19,069)            (162,302)
                                                                                                   -----------          -----------

Cash Flows from Financing Activities:
    Proceeds from issuance of long-term debt                                                            10,000               28,460
    Payments on long-term debt                                                                          (5,879)            (115,500)
    Proceeds from issuance of notes payable                                                            406,000               70,388
    Payments on notes payable                                                                         (205,500)            (146,301)
    Proceeds from issuance of common stock                                                             691,927              704,960
    Private placement issuance costs                                                                   (33,220)            (160,000)
    Proceeds from issuance of preferred stock                                                               --            1,549,950
                                                                                                   -----------          -----------
                   Net Cash Provided by Financing Activities                                           863,328            1,931,957
                                                                                                   -----------          -----------

Net effect of currency translation on cash                                                             (10,641)                  --

Net Increase (Decrease) in Cash                                                                        (49,114)            (128,071)
Cash at Beginning of Year                                                                               67,229              195,300
                                                                                                   -----------          -----------

Cash at End of Year                                                                                $    18,115          $    67,229
                                                                                                   ===========          ===========

      The Notes to Consolidated Financial Statements are an integral part of these statements.

                        WORLDWATER CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(1)   Liquidity

      These consolidated financials are presented on the basis that the Company will continue as a going concern. The going concern concept contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company's working capital deficit and stockholder's deficiency raises substantial doubt about the Company's ability to continue as a going concern. Management continues to raise capital through the sale of common stock and additional borrowings. In addition, management is continuing to market their products domestically and internationally. However, there can be no assurances that the company will be successful in these efforts. The consolidated financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty.

(2)   Formation of the Company

      WorldWater Corp. ("Company") was incorporated in the State of Nevada on April 3, 1985 under the name Golden Beverage Company ("Golden"). In April 1997, the Company completed a reverse acquisition with WorldWater, Inc., a Delaware corporation formed in January 1984 and changed its name to WorldWater Corp. in June 1997. Pursuant to the acquisition agreement, the Company issued on a share-for-share basis 8,141,126 post-reverse split shares of Golden $0.001 par value voting common stock for 8,141,126 shares of WorldWater, Inc. $0.001 par value voting common stock, which equaled eighty percent (80%) of all WorldWater, Inc. issued and outstanding common stock. The remaining shareholders were offered one share of the Company's common stock for one share of WorldWater, Inc.'s common stock and are reflected as issued and outstanding common stock of the Company. Holders of approximately ninety-one percent (91%) of WorldWater, Inc.'s common stock agreed to the stock exchange and tendered their shares.

      Prior to the reverse merger transaction described above, the Company was a non-operating publicly held company. As of the closing date, all assets and liabilities of Golden Beverage Company were transferred to an unrelated entity. Therefore, the reverse acquisition had the effect of transferring the assets and liabilities of WorldWater, Inc. into the publicly held entity. In consideration for this, the former shareholders of Golden Beverage Company received 113,501 shares of the Company's common stock.

(3)   Summary of Significant Accounting Policies

      Description of the Business

      The Company operates in one business segment as a full-service water management and solar energy company, designing, developing and marketing technology relating to water needs and solar power applications. The Company advises and supplies governments and industry throughout the world on solar electric applications and on all phases of water needs. The Company's primary customers are developing countries, which require non-traditional means of fulfilling their energy and water needs.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      Principles of Consolidation

      The  consolidated   financial   statements   include  the  parent  company
      WorldWater Corp., and its controlled wholly owned subsidiary company, WorldWater (Phils) Inc. and certain other inactive subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

      WorldWater Corp., 100% wholly owned inactive subsidiaries include -
               WorldWater, Inc.
               WorldWater Holdings Inc.
               WorldWater East Africa Ltd.
               WorldWater Pakistan (Pvt.), Ltd.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, foreign currency translation, depreciation, taxes and the value of shares issued. Although these estimates are based on management's best knowledge of current events and actions that the company may undertake in the future, actual results may be different from the estimates.

      Foreign Currency Translation

      For  International   subsidiaries,   asset  and  liability   accounts  are
      translated at year-end rates of exchange and revenue and expenses are translated at average exchange rates prevailing during the year. For subsidiaries whose functional currency is deemed to be other than the U..S. dollar, translation adjustments are included as a separate component of other comprehensive income and shareholders' deficiency. Currency transaction gains and losses are recorded in income.

      Comprehensive Loss

      Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" establishes standards for reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss consists of net loss and foreign currency translation and is presented in the consolidated statements of stockholders' deficiency. SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of Operations.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(3)   Summary of Significant Accounting Policies (continued)

      Revenue Recognition (continued)

      The Company derives revenues primarily from the sale and installation of its solar pumping systems and solar energy products. Revenues are also derived to a lesser extent from government consulting projects and from grant revenue received. Revenues are recorded when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery has occurred or services have been rendered and when collectibility is reasonably assured in the following manner:

      Revenues from time and material service arrangements are recognized using the percentage of completion method measured by labor and other costs incurred to total estimated labor and other costs required. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, if any, on all contracts in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known.

      Revenues from contracts containing acceptance provisions are recognized upon customer acceptance.

      Revenues from consulting projects are recognized as services are rendered.

      Grant revenues on the basis of entitlement periods are recorded as revenue when entitlement occurs.

      Accounting for Income Taxes

      Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and the tax basis of assets and liabilities, operating losses, and tax credit carry forwards. Deferred income taxes are measured using the enacted tax rates and laws that are anticipated to be in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

      Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term nature.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(3)   Summary of Significant Accounting Policies (continued)

      Inventory

      Inventory is stated at the lower of cost or market determined by the First-In, First-Out (FIFO) method. Inventory consists mainly of purchased system components.

      Equipment and Leasehold Improvements

      Equipment and leasehold improvements are carried at cost, less accumulated depreciation and are depreciated for financial reporting purposes using the straight-line method. Depreciation for income tax purposes is computed using accelerated methods. The estimated useful lives are: computers and information equipment, 5 years, office furniture, vehicles, and test and assembly fixtures, 5 to 7 years: leasehold improvements, 7 years. Upon retirement or disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amount, less any proceeds, is charged or credited to income.

      Expenditures for maintenance and repairs are expensed as incurred. Expenditures, which significantly increase asset value or extend useful lives, are capitalized.

      Research and Development Expense

      Costs incurred for research and development, including maintenance costs in the development stage, are expensed as incurred. Enhancements to products are capitalized once technological feasibility has been established.

      Long-Lived Assets

      Long-lived assets are comprised of equipment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset is compared to the carrying amount to determine whether impairment exists.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(3)   Summary of Significant Accounting Policies (continued)

      Common Stock

      Common stock refers to the $0.001 par value capital stock as designated in the company's Certificate of Incorporation.

      Preferred Stock

      Preferred stock refers to the $0.01 par value preferred stock as designated in the company's Certificate of Incorporation.

      Stock-Based Compensation

      The Company granted options for a fixed number of shares to key employees and consultants with the exercise price equal to the fair value of shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly recognizes no compensation expense for the stock option grants. The Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to provide pro forma net income (loss) disclosure for stock-based compensation as if the fair-value method had been applied.

      Transactions with non-employees, in which goods or services are considered received for the issuance for equity instruments, are accounted for under the fair value method defined in SFAS No. 123.

      Equity Security Transactions

      Since inception, the Board of Directors has established the fair value of common stock based upon quoted market prices existing at the dates such equity transactions occurred.

      Net Loss Per Common Share

      Basic earnings (net) per share is based upon weighted-average common shares outstanding. Dilutive earnings per share is computed using the weighted-average common shares outstanding plus any potentially dilutive securities including stock options, warrants, and convertible debt. Options, warrants and convertible debt were not included in the computation of diluted net loss per common share because, the effect in years with a net loss are antidilutive. As of December 31, 2001 and 2000, 9,937,088 and 7,032,774 potentially dilutive securities were not included in the earnings per share calculation.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(3)   Summary of Significant Accounting Policies (continued)

      Reclassification

      Certain prior year balances have been reclassified to conform to current year presentation.

      New Accounting Standards

      Standards implemented

      In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations". SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method. We do not believe that the adoption of SFAS No. 141 will have an impact on our consolidated financial statements.

      In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets".. SFAS No. 142 requires goodwill and other intangible assets with indefinite lives to no longer be amortized, but instead tested for impairment at least annually. In addition, the standard includes provisions for the reclassification of certain existing intangibles as goodwill and reassessment of the useful lives of existing recognized intangibles. The standard is effective for fiscal years beginning after December 15, 2001. We do not believe that the adoption of SFAS No. 142 will have an impact on our consolidated financial statements because we have no goodwill or intangible assets.

      In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations".. SFAS No. 143 requires the recognition of a liability for an asset retirement in the period in which it is incurred. A retirement obligation is defined as one in which a legal obligation exists in the future resulting from existing laws, statues or contracts. The standard is effective for fiscal years beginning after June 15, 2002. We do not believe the adoption of SFAS No. 143 will have a material impact on our consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes both SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for
      Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a business segment (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(3)   Summary of Significant Accounting Policies (continued)

      New Accounting Standards

      Standards implemented

      For example, SFAS No. 144 provides guidance on how long-lived assets that are used as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of APB No. 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). Unlike SFAS No. 121, an impairment assessment under SFAS No. 144 will never result in write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS No. 142, Goodwill and Other Intangible Assets.

      The Company is required to adopt SFAS No. 144 no later than the year beginning after December 15, 2001, and plan to adopt its provisions for the quarter ending March 31, 2002. The Company does not expect the adoption of SFAS No. 144 for assets held for use to have a material impact on our consolidated financial statements because the impairment assessment under SFAS No. 144 is largely unchanged from SFAS No. 121. The provisions of the new standard for assets held for sale or disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities. Accordingly, the Company cannot determine the potential effects that the adoption of these provisions of SFAS No. 144 will have on our consolidated financial statements.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(4)   Equipment and Leasehold improvements

            Equipment and leasehold improvements consist of the following at December 31:

                                                          2001          2000
                                                          ----          ----

      Computers                                        $ 30,117      $ 30,117
      Office furniture and equipment                    100,775        95,560
      Test and assembly fixtures                         33,550        33,550
      Vehicles                                           92,307        92,899
      Leasehold improvements                              8,123         8,123
                                                       --------      --------
                                                        264,872       260,249

      Less: Accumulated depreciation                    147,174       102,126
                                                       --------      --------

      Equipment and leasehold improvements, net        $117,698      $158,123
                                                       ========      ========

(5)   Notes Payable

      The Company has outstanding several notes payable in the aggregate amounts of $248,500 and $48,000 at December 31, 2001 and 2000, respectively. The effective interest rates on these notes range from 0.00% to 10%. All outstanding notes payable are unsecured.

(6)   Related Party Transactions

      Included in notes payable and long-term debt at December 31, are amounts payable to employees, directors and their immediate relatives as follows:

                                                      2001          2000
                                                      ----          ----
      Directors                                     $ 3,000        $ 3,000
      Employees                                      78,500         38,000
      Immediate relatives                                 0              0
                                                    -------        -------
          Total                                     $81,500        $41,000
                                                    =======        =======

      The Company leased office and laboratory facilities from the Chairman of the Company on a month to month basis. Lease payments to the Chairman were $30,000 for 2001 and 2000.

(7)   Feasibility Study

      During 1999, the Company entered into a contract in the amount of $235,470 with the Department of Interior to prepare a feasibility study on the installation of community water supplies using solar electric systems in Cebu, Philippines. Revenue on this contract is recognized as the services are provided. At December 31, 2000, the Company had recognized the remaining $111,310 on this contract, $123,560 was recognized in 1999.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(8)   Long-Term Debt

      Long-term debt consist of the following at December 31:                                 2001           2000
                                                                                              ----           ----
      Loans payable to individuals, with no stated interest rate or maturity date. These uncollateralized notes are convertible at the option of the holder at $0.495 per common share for 106,060 shares of common stock.
      These loans mature at a date six months after the closing of the
      Company's first public offering.                                                       $52,500        $52,500

      Loan payable to an individual dated October 14, 1992, bearing interest at 8.00 percent per annum with an original maturity date of October 14,
      1997. Payment of principal and accrued interest were due at maturity.
      The loan is uncollateralized and is convertible at the option of the holder at the rate of $0.40 per share for a total conversion amount of
      125,000 shares of common stock.                                                         50,000         50,000

      Loans payable to individuals dated July 17, 1995 through
      February 25, 1997  bearing interest at 10.00 percent per annum and due on demand.The loans are uncollateralized and are convertible at the option of the holder at $0.50 per common share for 106,000 shares of common stock. In addition, all holders were granted 602,965 warrants for
      the purchase of common stock at the price of $0.60 per share.                           53,000         53,000

      Loan payable to an individual dated December 14, 2001, bearing interest at 8.00 percent per annum with a maturity date of September 14, 2003.
      The loan is uncollateralized and is convertible at the option of the
      holder at $0.25 per common share for 40,000 shares of common stock.                     10,000             --

      Loans payable to certain institutions collateralized by autos with a net book value of approximately $21,727 payable in monthly installments
      of approximately $800.                                                                  20,131         28,460

      Loan payable to PNC Bank dated November 2001 bearing interest at 7.75%
      per annum payable in monthly installments of $813 with a maturity date
      of November 2008 and is guaranteed by the Chairman                                      52,838             --
                                                                                            --------       --------

      Total                                                                                 $238,469       $183,960
      Less current maturities                                                                177,199        163,480
      Total long-term debt                                                                  --------       --------
                                                                                            $ 61,270       $ 20,480
                                                                                            ========       ========

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

8)    Long-Term Debt (continued)

      The current maturities of long-term debt are:
            2002                                            $177,199
            2003                                              21,269
            2004                                               6,953
            2005                                               7,512
            2006 thereafter                                   25,536
                                                            --------

                                                            $238,469
                                                            ========

      In July 2000, the Company entered into a $50,000 Line of Credit with a commercial bank, of which approximately $50,000 was outstanding at December 31, 2000. In November of 2001, the Line of Credit and accrued interest was converted to a 7 year term loan payable in monthly installments bearing interest at a fixed rate of 7.75% per annum and is included in long-term debt.

(9)   Income Taxes

      The components of income tax expense (benefit) are as follows:

                                               2001           2000
                                               ----           ----
            Federal:

              Current                        $     --       $     --
              Deferred                             --             --
                                             --------       --------
                                             $     --       $     --
                                             ========       ========

            State:
              Current                        $145,148       $163,887
              Deferred                             --             --
                                             --------       --------

                                             $145,148       $163,887
                                             ========       ========

      Total income tax benefit for the years ended is different from the amount computed by multiplying total loss before income taxes by the statutory Federal income tax rate of 34%.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(9)   Income Taxes (continued)

      The reason for this difference and the related tax effects are as follows:

                                                       2001        2000
                                                       ----        ----

      Expected tax benefit at 34%                   $ 550,000   $ 674,165

      State tax benefit before allowance              (48,950)    117,781

      Change in deferred tax valuation allowance     (501,050)   (791,946)
      Sale of state net operating loss and
         Research & Development credit                145,148     163,887
                                                    ---------   ---------

         Income tax benefit                         $ 145,148   $ 163,887
                                                    =========   =========

      The tax effect of significant items comprising the Company's deferred tax asset are as follows:

                                                            2001         2000
                                                            ----         ----

            Net operating losses carryforwards          $3,899,391    $3,398,341
            Valuation allowance                          3,899,391     3,398,341
                                                        ----------    ----------
            Net deferred tax asset                      $       --    $       --
                                                        ==========    ==========

      At December 31, 2001,  the Company had net  operating  loss  carryforwards
      (NOL) and research and development credits which may be available to offset future Federal and state taxable income, if any and will expire as follows:

                                         Net Operating Loss           Research and Development
         Year Expiring                     Carryforwards                   Tax Credits
      Federal     State             Federal            State           Federal        State
      -------     -----             -------            -----           -------        -----
      2002           --           $   14,778               --               --           --
      2003           --               29,505               --               --           --
      2004           --               95,302               --               --           --
      2005           --               94,557               --               --           --
      2006           --              402,684               --               --           --
      2007           --              251,079               --               --           --
      2008           --              641,341               --               --           --
      2009         2001              887,929               --           19,646           --
      2010         2002              912,453               --           15,207           --
      2011         2003              981,193               --           15,387           --
      2012         2004            1,263,193               --           12,923           --
      2013         2005            1,337,702           69,867           20,398           --
      2014         2006              660,000               --           16,100           --
      2015         2007            1,729,498               --           17,701           --
      2016         2008            1,381,244       1,381,244           12,795        12,795

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(9)   Income Taxes (continued)

      The Company participates in the State of New Jersey's corporation business tax benefit certificate transfer program (the "Program"), which allows certain high technology and biotechnology companies to transfer unused New Jersey net operating loss carryovers and research and development tax credits to other New Jersey corporation business taxpayers. During 2001 and 2000, the Company submitted applications to the New Jersey Economic Development Authority (the "EDA") to participate in the Program and the applications were approved. The EDA then issued certificates certifying the Company's eligibility to participate in the Program for these years.

      The program requires that a purchaser pay at least 75% of the amount of the surrendered tax benefit. During 2001 and 2000, the Company sold approximately $1,729,498 and $1,337,757 of its New Jersey state net operating loss carryforwards and $17,001 and $76,221 of its research and development tax credits for $145,148 and $163,887, respectively and recognized a tax benefit for that amount. The state of New Jersey suspended this program in 2002.

      The Tax Reform Act of 1986 (the "Act") provides for a limitation on the annual use of NOL and research and development tax credit carryforwards that could significantly limit the Company's ability to utilize these carryforwards. The Company has experiences and expects in the foreseeable future anticipated financing. Accordingly, because tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of the attributes for Federal and state income tax purposes.

(10)  Stock-Based Compensation Plans

      The Company provides a stock option plan, for the granting of incentive stock options to key employees, directors, officers, key consultants, and advisor to the Company. The Company may grant up to 2,780,000 shares, with an option term not to exceed ten years. The following summarizes stock options activity and related information:

                                                                                         Weighted-
                                                                                          average            Weighted-
                                                  Exercise                               remaining           average
                                                  price per            Share            contractual       exercise price
                                                   Shares              Options          life (years)         per share
                                                   ------              -------          ------------         ---------
      Balance, December 31, 1999                  .15-.26             985,426
           Granted                                .25-1.00            775,200
           Cancelled                              .74                  (8,400)
           Exercised                              .15                (338,065)
                                                                    ---------
      Balance, December 31, 2000                  .15-1.00          1,414,161
           Granted                                .29-.66           1,605,669
           Cancelled                              .15                 (55,600)
           Exercised                              .15-.38            (398,150)
                                                                    ---------
      Balance, December 31, 2001                  .15-1.00          2,566,080
                                                                    =========

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      Options outstanding and
      exercisable as of
      December 31, 2001             .15            406,715      7          $ .15
                                    .25              8,000      7.85         .25
                                    .29            350,000       .33         .29
                                    .32            704,800      8.5          .32
                                    .34            530,200      9            .34
                                    .38             50,000      9.5          .38
                                    .40             48,000      9.5          .40
                                    .45             98,300       .75         .45
                                    .53-.57        100,065      8.65         .54
                                    .59-.66        262,000      4.34         .61
                                    1.00             8,000      8.66        1.00
                                    ----         ---------      ----       -----

      Balance, December 31, 2001    .15-1.00     2,566,080      6.57       $ .34
                                    ========     =========      ====       =====

      In accordance with APB Opinion No. 25, the Company does not recognize compensation expense for stock options granted to employees under the plan. SFAS No 123, "Accounting for Stock-Based Compensation" requires a Company to determine the fair market value of all awards of stock based compensation using an option priced model and to disclose pro forma net income as if the resulting stock-based compensation amounts were recorded. The table below presents these pro forma disclosures.

                                    2001                        2000
                          -----------------------     ------------------------

                          As reported   Pro forma     As reported    Pro forma
                          -----------   ---------     -----------    ---------

            Net loss      $2,494,757    $2,616,707    $1,704,179    $1,712,179
                          ==========    ==========    ==========    ==========

      The Company used the Black-Scholes model to value the stock options that it granted. The assumptions that the Company used to estimate the fair value of the options and the weighted-average estimated fair value of an option on the date of the grant are as follows:

                                                       2001            2000
                                                       ----            ----

            Terms (years)                              3-10             3-10
            Volatility                                 50%              50%
            Risk-free interest rate
            (zero coupon U.S.
               Treasury Notes)                          5%             6.25%
            Dividend yield                              0%              0%
            Weighted-average fair
               Value per option                  $0.21-$0.27        $0.12-$0.43

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(11)  Warrants

      The Company accounts for transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments under the fair value based method.

      At December 31, 2001, warrants to purchase 7,027,281common shares are outstanding; 1,581,228 warrants exercisable during the year 2002, with a strike price of $0.15 - $0.75, 2,765,053 warrants exercisable during the year 2003, with a strike price of $0.20 - $1.20, 1,440,000 warrants exercisable during the year 2004, with a strike price of $0.15 - $0.50, 1,241,000 warrants exercisable during the year 2006, with a strike price of $0.30.

      (12) Convertible Preferred Stock

      The Company issued 66,667 shares of Series A 7% three year Convertible Preferred Stock in exchange for financial public relations services. The shares were issued at $0.90 per share and the services were valued at $60,000 and recorded in the financial statements.

      In November 2001 the Company converted 1,111,055 shares of Series A 7% three year Convertible Preferred Stock and preferred dividends of $104,995 at $0.25 per share for a total of 4,419,778 common shares. In accordance with SFAS No. 84, "Induced Conversions of Convertible Debt (an Amendment of APB Opinion No. 26)", the Company recorded a charge to retained earnings of $722,478. The charge was equal to the fair value of the common stock received less the fair value of the common stock that would have been received pursuant to the original conversion terms of the Series A Preferred Stock. This charge was recorded as accretion of preferred stock dividends on the accompanying statement of operations and as a component of the net loss available to common shareholders.

      In 2000 the Company sold 1,111,055 shares of Series A and 611,111 shares of Series B 7% three year Convertible Preferred Stock at $0.90 per share. The Series A Preferred Shares are callable at $1.80 if the market bid price remains over the call level for 20 days. The Series B Preferred Stock proceeds are intended to be used by the Company for the initial operating requirements of WorldWater (Phils) Inc., the Philippine subsidiary wholly owned by WorldWater Corp. Therefore the conversion privilege is either into 10% of WorldWater (Phils) Inc. or into 611,111 shares of WorldWater Corp. common stock.

      The Company will pay 7% dividends annually on both the Series A and Series B Preferred Stock as determined by the Board of Directors based upon the results of operations and the financial condition of the Company. Dividends have been accrued and are shown in accretion on the statement of operations.

      The Series A and Series B preferred stock shares automatically convert into common shares upon expiration at the end of three years.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(13)  Employment and Consultant Agreements

      On June 8, 2000, the Company entered into a one-year employment agreement with the President/Chief Operating Officer ("COO"). Compensation under the agreement is $72,000. The agreement also provides, ten-year Incentive Stock Options (ISO) to purchase 100,000 shares of the Company's common stock at $0.32 (fifty cents) per share. The ISO vest monthly during employment in equal installments of 8,333 shares per month. The agreement provides a covenant not to disclose any proprietary information.

      The Company has unpaid salaries of $143,393 which have been deferred by the officers as of December 31, 2001.

      The Company has agreements effective through December 31, 2005 with its Chairman which provides for an incentive fee of up to one half percent (0.5%) on revenues earned by the Company with an annual cap of $250,000 per individual. The Company incurred $-0- incentive fee expenses in 2001 and 2000, respectively.

(14)  Leases

      The Company leases its production, service and administrative premises under a five-year lease agreement expiring June 14, 2002. The lease requires the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property. Rent expense for 2001 and 2000 was $66,000 and $57,600 respectively.

      The minimum future rental payments under this lease are $27,500 through June 14, 2002.

(15)  Risks and Uncertainties

      The Company markets its products to developing nations. The ability of these customers to order and pay for the Company's products and services is dependent on a variety of factors including government approval, adequate funding and vigorous testing procedures. Sales to three major customers accounted for 37%, 29%, and 28% of the Company's sales in 2000.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(16)  Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

      The carrying value of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities and similar terms. The estimated fair values of the Company's debt instruments are as follows:

                                            Carrying          Fair
                                            Amounts           Value
                                            -------           -----

                               2001         $486,969         486,969
                               2000          231,960         231,960

(17)  Contingencies

      The Company is occasionally subject to various claims and suits that arise from time to time in the ordinary course of its business. The Company is not aware of any pending or threatened litigation that could have a material adverse effect upon the company's business, financial condition or results of operations.

(18)  Supplemental Disclosure of Cash Flow Information

                                                            2001         2000
                                                            ----         ----
      Cash paid during the year for:

            Interest                                     $      --    $  15,960
                                                         =========    =========
            Benefit for sale of NJ net operating losses  $(145,148)   $(163,887)
                                                         =========    =========

      Supplemental schedule of non-cash investing and finance activities:

      In 2001, Series A Preferred stockholders converted 1,111,055 shares of Preferred stock for 4,419,772 shares of common stock.

      The Company issued 66,667 shares of Series A 7% three year Convertible Preferred Stock in exchange for financial public relations services. The Shares were issued at $0.90 per share and the services were valued at $60,000 and recorded in the financial statements.

      In 2000, debt holders converted $770,761 of debt principal and $335,741 accrued interest (total of 1,106,502) into 2,757,385 shares of the Company's common stock at rates between $0.15 - $0.75 per share.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

19)   Restatement

      Convertible Preferred Stock

      In November 2001 the Company converted 1,111,055 shares of Series A 7% three year Convertible Preferred Stock and preferred dividends of $104,995 at $0.25 per share for a total of 4,419,778 common shares.

      In accordance with accounting principles generally accepted in the United States of America, SFAS No. 84, "Induced Conversions of Convertible Debt (an Amendment of APB Opinion No. 26)", the Company has recorded a charge to retained earnings of $722,478. The charge was equal to the fair value of the common stock received less the fair value of the common stock that would have been received pursuant to the original conversion terms of the Series A Preferred Stock.

      The Company has also reclassified the preferred dividend on Series A 7% three year Convertible Preferred Stock originally reflected as interest expense and has recorded preferred dividends on the Series B 7% Convertible Preferred Stock in the amount of $50,167.

      These charges were recorded as accretion of preferred stock dividends on the accompanying statement of operations and as a component of the net loss available to common shareholders.

      Detachable warrants

      Subsequent to the issuance of the Company's consolidated financial statements for the year ended December 31, 2001, it was determined that the Company had incorrectly accounted for warrants issued during the year to various individuals. The Company did not record charges related to beneficial conversion features for convertible notes and did not record compensation expense for other warrants issued.

      At various dates the Company was provided loans for working capital financing. The Company agreed to issue warrants representing additional consideration for the loans provided. Accordingly, the warrants have been valued at their fair value and the proceeds from the loans have been allocated on a relative fair value basis between the debt and the warrants in accordance with Accounting Principles Board Opinion No. 14 ("APB 14"). This has resulted in a discount on the debt and the resulting discount was recorded within interest expense. The amount of additional interest expense recorded in 2001 is $131,478.

      At various dates the Company provided warrants for services from various individuals. These warrants have been valued at their fair value on the date of issuance and recorded as compensation expense. The amount of additional compensation expense recorded in 2001 is $13,417.

                        WORLDWATER CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(19)  Restatement (continued)

      Decision not to make reference to other auditors'

      In the Independent Auditors' Report dated April 13, 2002, we had made reference to other auditors, who had audited, WorldWater (Phils.), Inc. a wholly-owned subsidiary. We have subsequently performed additional procedures and have reissued our report assuming responsibility as Independent Auditors' for the financial statements.

      Impact of Restatement

      The net impact of the restatement has reduced retained earnings by $0 at January 1, 2001.

      As a result the Company has restated its consolidated financial statements as of December 31, 2001 from the amounts previously reported. A summary of the significant effects of the restatement is as follows:

                                                         December 31,  2001
                                                    As previously
                                                       Reported     As Restated
                                                       --------     -----------
      General and administrative                      $1,220,335     $1,305,052
      Operating loss                                  (1,463,148)    (1,547,865)
      Interest expense, net                              187,980        214,400
      Net loss applicable to common shareholders      (1,577,217)    (2,494,757)
      Basic and diluted loss per common share              (0.05)         (0.07)

                                                    As previously
                                                       Reported     As Restated
                                                       --------     -----------
      Additional Paid-in-Capital                      11,748,389     12,665,929
      Accumulated Deficit                            (12,725,239)   (13,642,779)

(20)  Subsequent Events

      In January 2002, the Company entered in to a subscription agreement with Kuekenhof Capital Management L.L.C. for the immediate purchase of $250,000 of common stock at $0.15 per share and an additional $250,000 through the exercise of warrants valued at $0.15 per share.

      In March of 2002, the lease was renewed for an additional five-year period expiring in June 2007. The lease requires the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property. The annual lease payments are $66,000.

      In April of 2002, the Company paid accrued payroll taxes totaling $57,540.82 plus interest of $3,813.18 for a total obligation of $61,354.00 to the Internal Revenue Service thus bringing the Company current with its Federal payroll tax liability.